                                                                     Exhibit 4.4

THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND NO INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR (ii) THE ISSUER RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF SAID SECURITIES SATISFACTORY TO THE ISSUER STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

                                                             WARRANT TO PURCHASE
                                                          SHARES OF COMMON STOCK

                             STOCK PURCHASE WARRANT
                       TO PURCHASE SHARES OF COMMON STOCK
                                       OF
                             CASCADE MICROTECH, INC

         For value received, Cascade Microtech, Inc., an Oregon corporation (the "Company"), grants to Veber Investments V, L.L.C. (the "Initial Holder") the right, subject to the terms of this Stock Purchase Warrant (this "Warrant"), to purchase at any time and from time to time during the period commencing on the "Initial Exercise Date" (as defined below) and ending on the "Expiration Date" (as defined below), that number of fully paid and nonassessable shares of Common Stock of the Company as determined in accordance with Section 2 below. The exercise price shall be $3.80 per share (the "Exercise Price"). The Exercise Price and the number of shares that may be purchased are subject to adjustment under the terms of this Warrant.

SECTION 1. DEFINITIONS

         As used in this Warrant, unless the context otherwise requires:

         "COMMON STOCK" means the Company's common stock as authorized on the date of this Warrant, and any other securities into which or for which any of the securities described above may be converted or exchanged pursuant to a plan or reorganization, merger, sale of assets or otherwise.


1 - STOCK PURCHASE WARRANT

         "COMPANY" means Cascade Microtech, Inc. and any corporation or entity that shall succeed to or assume the obligations of Cascade Microtech, Inc. hereunder.

         "EXERCISE DATE" means any date when this Warrant is exercised, in whole or in part, in the manner indicated in Sections 3.1 and 3.2 below.

         "EXERCISE PRICE" means the price at which Warrant Shares may be purchased upon exercise of this Warrant, as stated in the introductory paragraph; PROVIDED, HOWEVER, that if an adjustment is required under Section
8.1 of this Warrant, then the "Exercise Price" means, after such adjustment, the price at which each Warrant Share may be purchased upon exercise of this Warrant immediately after the last such adjustment.

         "EXPIRATION DATE" means 12:00 midnight (Portland time) on the earlier of (i) December 31, 2003, or (ii) the date specified in Section 8.1(d) hereof.

         "HOLDER" means the Initial Holder or, upon assignment of this Warrant by the Initial Holder (or a subsequent Holder), such assignee.

         "INITIAL EXERCISE DATE" means the date of this Warrant.

         "INITIAL HOLDER" has the meaning specified in the introductory paragraph.

         "PERSON" means an individual, corporation, partnership, trust, joint venture or other form of business entity.

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder, or any act, rules or regulations which replace the Securities Act or any such rules and regulations.

         "SUBSEQUENT WARRANT" has the meaning specified in Section 3.2(c) below.

         "WARRANT SHARE(S)" means any share(s) of Common Stock, or other securities, issued or issuable upon exercise of this Warrant.

SECTION 2. NUMBER OF SHARES SUBJECT TO WARRANT

         2.1 IMMEDIATELY EXERCISABLE. This Warrant is exercisable at any time with respect to 15,000 Warrant Shares.


2 - STOCK PURCHASE WARRANT

         2.2 EXERCISABLE ONLY UPON COMPLETION OF EQUITY OR DEBT FINANCING. If, during the term of the Engagement Agreement between the Company and Veber Investments V, L.L.C. dated December 3, 1998 (the "Engagement Agreement") and for a period of one year thereafter, the Company completes a debt or equity financing pursuant to which the Company issues its debt or equity securities solely in exchange for cash, then this Warrant shall be exercisable for (i) 30,000 Warrant Shares for each $1.0 million dollars raised in such financing from parties contacted on behalf of the Company by Veber Investments V, L.L.C., up to a total of $2.0 million, and (ii) 15,000 Warrant Shares for each additional $1.0 million raised in excess of $2.0 million from parties contacted on behalf of the Company by Veber Investments V, L.L.C. For purposes of determining whether cash has been received in a financing from one or more parties contacted on behalf of the Company by Veber Investments V, L.L.C., Veber Investments V, L.L.C. shall deliver to the Company, on the first day of each week in which the Engagement Agreement remains in effect, an updated list of the persons and entities which Veber Investments V, L.L.C. has contacted on behalf of the Company, which list shall set forth (i) the name, address and phone number of the person or entity contacted, and (ii) a short summary of the current status of each party's interest in a possible transaction with the Company.

         2.3 EXERCISABLE ONLY UPON COMPLETION OF A MERGER, SALE OR TECHNOLOGY LICENSE TRANSACTION. If the Company completes a merger, sale or technology license transaction, as those terms are defined below, with any party that Veber Investments V, L.L.C. provides substantive consulting services to the Company under the Engagement Agreement, including but not limited to Electroglas, Inc., then this Warrant shall be exercisable for 10,000 Warrant Shares at any time following the completion of such transaction. For purposes of this Section 2.3, the term "merger or sale transaction" shall mean (i) a merger or consolidation of the Company with or into any other corporation or any other entity or person, other than a merger of the Company into a wholly owned subsidiary corporation solely for the purpose of reincorporating the Company in another state, (ii) a merger, consolidation or any other corporate reorganization, reclassification or recapitalization of the Company as a result of which the holders of the outstanding capital stock of the Company immediately prior to any such event shall own less than a majority of the outstanding capital stock of the Company on an as-converted basis immediately after the consummation of any such event, (iii) any sale, lease, assignment, transfer or other conveyance of 50% or more of the assets of the Company, or (iv) any sale or transfer of a principal business unit of the Company. For purposes of this
Section 2.3, the term "technology license" shall mean the execution of a license or use agreement with a third party granting such party the right to commercial use of one or more of the principal technologies of the Company in exchange for the payment of cash or other consideration to the Company with an expected value of not less than $1,000,000.

SECTION 3. DURATION AND EXERCISE OF WARRANT


3 - STOCK PURCHASE WARRANT
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         3.1      EXERCISE PERIOD. Subject to the provisions hereof, this
Warrant may be exercised at any time and from time to time in whole or in part during the period commencing on the Initial Exercise Date and ending on the Expiration Date. After the Expiration Date, this Warrant shall become void and all rights to purchase Warrant Shares hereunder shall thereupon cease.

         3.2      METHOD OF EXERCISE AND PAYMENT.

                  (a) METHOD OF EXERCISE. Subject to Section 3.1 hereof and compliance with all applicable Federal and state securities laws, the purchase right represented by this Warrant may be exercised, in whole or in part, by the Holder by (i) surrender of this Warrant and delivery of the Exercise Form attached hereto as Exhibit A, duly executed, at the principal office of the Company, and (ii) payment to the Company of an amount equal to the product of the then applicable Exercise Price multiplied by the number of Warrant Shares then being purchased.

                  (b) CONVERSION RIGHT. In lieu of exercising this Warrant as specified in Section 3.2(a), Holder may from time to time convert this Warrant, in whole or in part, into a number of Warrant Shares determined by dividing (i) the aggregate fair market value of the Warrant Shares issuable upon exercise of this Warrant, minus the aggregate Exercise Price of such Warrant Shares by (ii) the fair market value of one Warrant Share. The fair market value of the Warrant Shares shall be determined as follows: If the Company's Common Stock is traded in a public market, the fair market value of the Warrant Shares shall be the closing price of the Common Stock reported for the business day immediately before Holder delivers its Exercise Form to the Company. If the Company's Common Stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

                  (c) METHOD OF PAYMENT. Payment shall be made either (i) by check drawn on a United States bank and for United States funds made payable to the Company, (ii) by wire transfer of United States funds for the account of the Company, (iii) by the cancellation of indebtedness of the Company to the Holder, but only at the option of the Holder, or (iv) any combination of the foregoing at the option of the Holder.

                  (d) DELIVERY OF CERTIFICATE. In the event of any exercise of the purchase right represented by this Warrant, certificates for the Warrant Shares so purchased shall be delivered to the Holder within thirty (30) days of delivery of the Exercise Form and payment and, unless this Warrant has been fully exercised or has expired, a new warrant representing the portion of the Warrant Shares with respect to which this Warrant shall not then have been exercised (the "Subsequent Warrant") shall also be issued to the Holder within such thirty (30)-day period.


4 - STOCK PURCHASE WARRANT
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         3.3      SECURITIES ACT COMPLIANCE/RESTRICTIONS UPON TRANSFER. Unless
the issuance of the Warrant Shares shall have been registered under the Securities Act, as a condition of its delivery of certificates for the Warrant Shares, the Company may require the Holder (including the transferee of the Warrant Shares in whose name the Warrant Shares are to be registered) to deliver to the Company, in writing, representations regarding the Holder's sophistication, investment intent, acquisition for his own account and such other matters as are reasonable and customary for purchasers of securities in an unregistered private offering of securities. The Company may place conspicuously upon each Subsequent Warrant and upon each certificate representing the Warrant Shares a legend substantially in the following form, the terms of which are agreed to by the Holder (including any and all transferees):

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND NO INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR
         (ii) THE ISSUER RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF SAID SECURITIES SATISFACTORY TO THE ISSUER STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

The Company need not register a transfer of this Warrant or the Warrant Shares unless the conditions specified in such legend are satisfied. Subject to the foregoing transfer restrictions set forth in this Section 3.3, this Warrant is transferable, in whole or in part, on the books of the Company, upon surrender of this Warrant to the Company, together with a written assignment duly executed by the Holder and delivery of funds sufficient to pay any transfer taxes payable by reason of such transfer.

         3.4 TAXES. The Company will pay any stamp, transfer or similar tax that may be payable in respect of the issuance of the Warrant Shares.

SECTION 4. VALIDITY AND RESERVATION OF WARRANT SHARES

         The Company represents and warrants that all Warrant Shares issued upon exercise of this Warrant will be validly issued, fully paid nonassessable and not subject to preemptive or similar rights. The Company agrees that, as long as this Warrant may be exercised, the Company will have authorized and reserved for issuance upon exercise of this Warrant a sufficient number of shares of Common Stock to provide for exercise in full of this Warrant.


5 - STOCK PURCHASE WARRANT
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SECTION 5. FRACTIONAL SHARES

         No fractional Warrant Shares shall be issued upon the exercise of this Warrant, and the number of Warrant Shares to be issued shall be rounded to the nearest whole number.

SECTION 6. LIMITED RIGHTS OF WARRANT HOLDER

         The Holder shall not, solely by virtue of being the Holder of this Warrant, have any of the rights of a shareholder of the Company, either at law or equity, until this Warrant shall have been exercised.

SECTION 7. LOSS OF WARRANT

         Upon receipt by the Company of satisfactory evidence of the loss, theft, destruction or mutilation of this Warrant and either (in the case of loss, theft or destruction) reasonable indemnification and a bond satisfactory to the Company if requested by the Company or (in the case of mutilation) the surrender of this Warrant for cancellation, the Company will execute and deliver to the Holder, without charge, a new warrant of like denomination.

SECTION 8. CERTAIN ADJUSTMENTS OF EXERCISE PRICE

         8.1 ADJUSTMENT OF EXERCISE PRICE. The number, class and Exercise Price of securities for which this Warrant may be exercised are subject to adjustment from time to time upon the happening of certain events as hereinafter provided:

                  (a) STOCK SPLITS AND STOCK DIVIDENDS. In the event the Company should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Exercise Price shall be appropriately decreased and the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.


6 - STOCK PURCHASE WARRANT
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                  (b)      COMBINATIONS. If the number of shares of Common Stock
outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Exercise Price shall be appropriately increased and the number of shares of Common Stock issuable upon exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares.

                  (c) RECAPITALIZATIONS. If at any time or from time to time there shall be a merger, consolidation, reclassification, reorganization or other change in the capital structure of the Company (a "Recapitalization") (other than an event described in Sections 8.1(a) or 8.1(b) above or Section 8.1(d) below), provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company, or otherwise, to which a holder of Common Stock deliverable upon exercise would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in application of the provisions of Section 8.1 with respect to the rights of the Holder after the Recapitalization to the end that the provisions of Section 8.1 (including adjustment of the Exercise Price then in effect and the number of shares purchasable upon exercise of this Warrant) shall be applicable after that event, as nearly equivalent as may be practicable, in relation to any shares of stock or other property thereafter deliverable upon the exercise of this Warrant.

                  (d) OTHER RECAPITALIZATIONS. Notwithstanding the foregoing, in the event of (i) a the dissolution or complete liquidation of the Company, (ii) a Recapitalization resulting in the shareholders immediately preceding such Recapitalization, as a group, holding less than a majority of the outstanding capital stock of the Company immediately following such Recapitalization, including such Recapitalizations where the Company will not be the surviving corporation, or (iii) the sale of all or substantially all of the assets of the Company, the Warrant shall expire and become void and all rights to purchase Warrant Shares hereunder shall cease following the expiration of the notice period specified in Section 8.1(e) below.

                  (e) NOTICE. The Company shall provide the Holder with at least 20 days' prior written notice of the date when any such change in the capital structure of the Company as described in Section 8.1 shall take place.

                  (f) NO IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation or through any Recapitalization, transfer of assets, dissolution or liquidation, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of Section 8.1 and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.


7 - STOCK PURCHASE WARRANT
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                  (g)      MINIMUM ADJUSTMENT NOT REQUIRED. Anything in Section
8.1 to the contrary notwithstanding, the Company shall not be required, except as hereinafter provided, to make any adjustment of the Exercise Price in any case in which the amount by which such Exercise Price would be increased or reduced, in accordance with the foregoing provisions, would be less than $0.01 per share, but in such a case, any adjustment that would otherwise be required to be made will be carried forward and made at the time and together with the next subsequent adjustment.

         8.2 NOTICE OF ADJUSTMENT. Whenever an event occurs requiring any adjustment to be made pursuant to Section 8.1, the Company shall promptly file with its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, a certificate of its chief executive officer specifying such adjustment, setting forth in reasonable detail the acts requiring such adjustment, and stating such other facts as shall be necessary to show the manner and figures used to compute such adjustment. Such chief executive officer's certificate shall be made available at all reasonable times for inspection by the Holder. Promptly (but in no event more than thirty (30) days) after each such adjustment, the Company shall give a copy of such certificate by certified mail to the Holder.

SECTION 9. SUBDIVISION OF WARRANT

         At the request of the Holder in connection with a transfer of a portion of this Warrant, upon surrender of this Warrant for such purpose to the Company at its principal office, the Company, at its expense (except for any transfer tax payable), will issue and exchange therefor new Warrants of like tenor and date representing in the aggregate the amount of the Warrant Shares.

SECTION 10.  REPRESENTATIONS AND WARRANTIES BY THE HOLDER

         The Holder represents and warrants to the Company as follows:

         10.1 This Warrant and the Warrant Shares issuable upon exercise thereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Upon exercise of this Warrant, the Holder shall, if so requested by the Company, confirm in writing, in a form satisfactory to the Company, that the securities issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale.

         10.2 The Holder understands that the Warrant and the Warrant Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that they must be held by the Holder indefinitely, and that the Holder must therefore


8 - STOCK PURCHASE WARRANT
bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempted from such registration.

         10.3 The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Warrant Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith.

         10.4 The Holder is able to bear the economic risk of the purchase of the Warrant Shares pursuant to the terms of this Warrant.

SECTION 11. REGISTRATION RIGHTS

         The Holder shall have the right to have the Warrant Shares registered for sale with the Securities and Exchange Commission in accordance with the piggyback and Form S-3 registration rights set forth in Sections 1.3 and 1.5, respectively, of the Investor Rights Agreement dated May 1, 1990 (the "Investor Rights Agreement"), the pertinent portions of which are attached hereto and incorporated herein as Exhibit B. Consistent with the allocation provisions set forth in Section 1.13 of the Investor Rights Agreement, Holder hereby acknowledges that the registration rights granted in this Section 11 shall be subordinate in priority and allocation to (i) the registration rights granted to Hewlett-Packard Company and the "Founders" as that term is defined in the Investor Rights Agreement attached hereto as Exhibit B, and (ii) unless otherwise specified in writing, any other registration rights which the Company may grant in the future, including but not limited to any registration rights which may be granted to investors, strategic or joint venture partners and the like in connection with a transaction in which the Company receives consulting services from Veber Investments V, L.L.C. under the Engagement Agreement. Further, Holder hereby acknowledges that in no event will Holder have registration rights which are superior to the piggyback and Form S-3 registration rights granted under the Investor Rights Agreement.

SECTION 12. MISCELLANEOUS

         12.1 SUCCESSORS AND ASSIGNS. The provisions of this Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their respective permitted successors and assigns hereunder.

         12.2 NOTICE. All notices and statements provided for herein shall be in writing and shall be deemed given (i) three (3) days after deposit in the U.S. mail if sent by Registered or Certified mail, postage prepaid, addressed to the parties at their addresses set forth below; (ii) immediately upon personal deliver to a party, (iii) if by courier, on the date that the courier warrants that delivery will occur, or (iv) if by telex or facsimile, when receipt is confirmed by


9 - STOCK PURCHASE WARRANT
the transmission equipment or acknowledged by the addressee. A party may change its address by giving notice thereof to the other party as provided herein.


10 - STOCK PURCHASE WARRANT

IF TO THE COMPANY:                         IF TO THE HOLDER:

Cascade Microtech, Inc                     Veber Investments V, L.L.C.
Attention: Chief Financial Officer         4380 S.W. Macadam, Suite 250
2430 N.W. 206th Avenue                     Portland, OR 97201-6408
Beaverton, OR 97005

         12.3 APPLICABLE LAW. The validity, interpretation and performance of this Warrant shall be governed by the laws of the State of Oregon.

         12.4 HEADINGS. The headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

         DATED this _____ day of December, 1998.

                                      CASCADE MICROTECH, INC.

                                      By   /s/ Randy Sadewic
                                         ---------------------------------------
                                           Randy Sadewic
                                           Chief Financial Officer

                                      VEBER INVESTMENTS V, L.L.C.

                                      By:  /s/ Gayle Veber
                                         ---------------------------------------
                                           Gayle Veber


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

                                    EXHIBIT A

                               NOTICE OF EXERCISE

         1. The undersigned hereby elects to purchase ___________ shares of the Common Stock of Cascade Microtech, Inc. pursuant to the term of the attached Stock Purchase Warrant dated December , 1998 (the "Warrant"), and tenders herewith payment of the purchase price of such shares in full in the following manner:

                  (a) ______  Check in the amount of $______________
                  (b) ______  Wire transfer in the amount of $____________
                  (c) ______  Cancellation of indebtedness in the
                              amount of $_________.

         2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

                        ---------------------------------
                                     (Name)


                        ---------------------------------

                        ---------------------------------
                                    (Address)

         3. The undersigned represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of shares of Common Stock of the Company and that it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.


                                               ---------------------------------
                                               (Signature)



(Date)


12 - STOCK PURCHASE WARRANT